EXHIBIT 99.1


                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001


                    Pioneer Announces Sale of Reserves using
                       Volumetric Production Payments and
                Estimated Fourth Quarter Earnings and Production

Dallas, Texas, January 27, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that it has sold two percent of total company reserves, or 20.5 million barrels of oil equivalent reserves, by means of two volumetric production payments (VPP) for total proceeds of $593 million. Pioneer is selling a limited-term overriding royalty interest in two of its long-lived legacy assets.

Through a VPP primarily related to its Hugoton gas field, the Company sold an overriding royalty interest for a five-year term beginning February 1, 2005. The VPP represents approximately 58 billion cubic feet of gas reserves for which Pioneer received proceeds of $276 million. The Hugoton VPP covers only about 11% of Pioneer's proved Hugoton reserves and about 80% of its Hugoton daily gas production or 55% of its total daily Hugoton production, including the natural gas liquids produced from the field, during the term of the VPP.

Pioneer also sold an overriding royalty interest in a portion of its Spraberry oil field for a seven-year term beginning January 1, 2006. This VPP represents approximately 10.8 million barrels of oil reserves for which Pioneer received proceeds of $317 million. The barrels sold are approximately 3% of the Company's proved Spraberry reserves and represent approximately 38% of Pioneer's daily oil production from the field and about 17% of its total daily Spraberry production, including gas and natural gas liquids, during the term of the VPP.

Scott D. Sheffield, Chairman and CEO, stated, "By selling reserves through these VPPs, we can capture the true value of our long-lived assets using current oil and gas prices, and we are realizing proceeds equal to approximately 8% of the enterprise value currently being ascribed to Pioneer by the markets in exchange for about 2% of our reserves. Collecting the value of these reserves today allows us to complete our targeted debt reduction program and gives us the flexibility to capture the arbitrage opportunity presented by the equity market's failure to appropriately value companies with longer-lived reserves. We've taken advantage of this arbitrage opportunity and purchased $92 million of our common shares during 2004. The board of directors has just approved a new $300 million share repurchase program, and these asset sales will give us the flexibility to continue to actively buy back shares."

Subsidiaries of Wachovia Corporation arranged or provided all of the capital to the purchaser of the two VPPs.

The VPP is a particularly effective monetization strategy for Pioneer's longer-lived asset base as it allows the Company to keep the oil and gas reserves and production stream beyond the limited term of the overriding royalty. The Company was able to lock in commodity prices that were near all-time highs and accelerate the revenue stream at a low discount rate, yet retain the upside of future development drilling. Pioneer's long-lived reserves are ideal for this type of transaction due to the relatively stable and predictable nature of their production stream. The Company plans to continue to evaluate VPP, royalty trust and other monetization alternatives for funding future opportunities.

The reserves being sold are only about 3% of the reserves associated with Pioneer's five long-lived onshore U.S. fields, and the production sold in 2006, the first full year covered by both VPPs, represents approximately 12% of the estimated 2006 production from these five fields.

For reporting purposes, Pioneer's production and reserves will be reduced by the oil and gas volumes sold via the VPPs, and the proceeds will be reported as Deferred Revenue on the balance sheet. Over the term of the VPPs, the Deferred Revenue balance will be amortized and reported as noncash oil and gas revenues causing oil and gas revenues per barrel oil equivalent to rise considering that


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the VPP volumes are not reflected in  production.  Because  Pioneer  retains all operating expenses and the depreciation, depletion and amortization costs related to the oil and gas production sold, these costs, when calculated on a per barrel oil equivalent basis, will also increase considering that the VPP volumes are not included in production or proved reserves. Interest expense will decrease by the savings related to the proceeds being applied to outstanding debt.

The VPP proceeds are not immediately taxable and will be included in taxable income over the five- and seven-year terms of the VPPs.

Estimated Fourth Quarter Earnings and Production

Pioneer announced that it produced 198 thousand barrels oil equivalent per day (MBOEPD), including 6 MBOEPD of field fuel, during the fourth quarter, well within its latest guidance range. The Company also announced that it expects earnings for the quarter to range from $.66 to $.69 per diluted share and will announce final results for the fourth quarter and year ended December 31, 2004 on February 8, 2005.

Accounting for Field Fuel

Pioneer recently completed a voluntary internal review of the various accounting treatments related to field fuel costs used by major oil companies and other independents in order to determine common industry practice. The review, in part, was undertaken in response to the large volume of field fuel usage related to the assets acquired from Evergreen. Field fuel is gas consumed to operate field equipment (primarily compressors) prior to the gas being delivered to a sales point.

Pioneer has historically recorded the value of field fuel as an operating expense with an equal amount recorded as oil and gas revenues, with no net income effect. Pioneer also reflected the volumes associated with field fuel in gas production. This practice has been routinely discussed by the Company, especially in relation to the rising value of the fuel used in the field and its contribution to rising field operating expenses.

While Pioneer believes its past treatment of field fuel was acceptable, the Company intends to change its reporting of field fuel, no longer recording it as revenue or expense and not including it as production. Pioneer believes this presentation is more common in the industry and will provide a better basis for comparing Pioneer to other oil and gas companies.

This change in presentation method for reflecting field fuel will reduce the quantity of gas production that is reported, estimated to be approximately 15 billion cubic feet of gas or approximately 2.5 million barrels oil equivalent for 2005. This change is also expected to reduce 2005 field operating expenses by approximately $90 million or $1.25 per barrel oil equivalent of production. Because the change reduces both oil and gas revenues and field operating expenses by the same amount, the change does not impact net income, cash flow, EBITDAX (earnings before interest, taxes, depreciation, depletion, amortization, impairment, exploration and abandonment costs) or net asset value.

Conference Call

This morning at 10:00 a.m. Eastern, Pioneer will host a conference call with an accompanying presentation to discuss this morning's news releases. The call will be webcast on Pioneer's website, www.pioneernrc.com. At the website, select 'INVESTOR' at the top of the page. For those who cannot listen to the live webcast, a replay will be available shortly after the call. Alternately, you may dial (800) 257-7087 (confirmation code: 8472395) to listen to the call by telephone and view the accompanying visual presentation at the website above. A telephone replay will be available by dialing (888) 203-1112: confirmation code:
8472395.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.



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Except for historical  information contained herein, the statements in this News
Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete
its  development  projects  as  scheduled,   access  to  and  cost  of  capital,
uncertainties   about   estimates  of  reserves,   quality  of  technical  data,
environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.




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